UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 _________________________________
FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2022
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 Codexis, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	001-34705	71-0872999
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 Penobscot Drive
Redwood City, CA 94063
(Address of Principal Executive Offices) (Zip Code)
Registrant's telephone number, including area code (650) 421-8100
Not Applicable
(Former name or former address, if changed since last report)

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading	Name of Each Exchange on Which Registered
Symbols(s)
Common Stock, par value $0.0001 per share	CDXS	The Nasdaq Global Select Market
 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01	Entry into a Material Definitive Agreement.
On July 14, 2022, Codexis, Inc. (the “Company” or “Codexis”) and Pfizer Inc. (together with its affiliates, “Pfizer”) entered into an Enzyme Supply Agreement effective as of October 30, 2021 (the “Supply Agreement”) covering the manufacture, sale and purchase of Codexis’s proprietary enzyme, CDX-616 (the “Enzyme”), for use by Pfizer in the manufacture of its proprietary active pharmaceutical ingredient, nirmatrelvir. Pfizer markets, sells and distributes nirmatrelvir, in combination with the active pharmaceutical ingredient ritonavir, as its PAXLOVID™ (nirmatrelvir tablets; ritonavir tablets) product.

The Supply Agreement establishes the terms and conditions, including in respect of ordering, forecasting, pricing, payment, delivery and quality, for the supply of the Enzyme by Codexis to Pfizer. The Supply Agreement defines terms applicable to certain existing purchase orders previously placed by Pfizer to Codexis, as well as governing any future orders by Pfizer for the Enzyme. The Supply Agreement requires that Codexis establish a sufficient supply inventory of the Enzyme to cover estimated orders from Pfizer over a negotiated time period. In addition, the Supply Agreement provides Pfizer certain rights to ensure the security of supply for the Enzyme, including, as necessary, to source the Enzyme from alternate manufacturing sources under licensed rights from Codexis in the event Codexis’ ability to supply the Enzyme is constrained.

In addition, pursuant to the terms of the Supply Agreement, Pfizer will pay Codexis a retainer fee of $25.9 million (the “Retainer Fee”) by July 31, 2022. The Retainer Fee is being paid in lieu of existing orders for delivery of the Enzyme in early 2023, which have been cancelled. Codexis anticipates recognizing a nominal portion of this Retainer Fee as revenue in 2022, and recognizing the remainder as revenue in 2023 and 2024. Up to 90% of the Retainer Fee is creditable against future orders of Enzyme used to manufacture PAXLOVID™ with shipment dates prior to December 31, 2023 and fees associated with any new development and licensing agreements entered into prior to December 31, 2022 that are invoiced prior to December 31, 2023. Up to 50% of any portion of the Retainer Fee which has not been credited pursuant to credits granted under the preceding sentence is creditable against future orders of Enzyme used to manufacture PAXLOVID™ with shipment dates prior to December 31, 2024.

The Supply Agreement contains customary covenants and obligations in respect of audit rights, notification to each party upon the occurrence of certain events, confidentiality, minimum insurance requirements, and mutual indemnification obligations, as well as representations and warranties from both parties. The Supply Agreement does not contain any minimum purchase order commitments. The Supply Agreement lasts for a term of ten years, which may be extended for three year renewal terms upon Pfizer’s advanced written election. The Supply Agreement may be terminated by Pfizer upon 180 days’ advanced written notice, or by either party for a material breach upon 60 days’ written notice or in the event of an insolvency or change of control of Codexis.

The foregoing summary of the material terms of the Supply Agreement is qualified in its entirety by the full Supply Agreement, which will be filed as an exhibit to Codexis’s Quarterly Report on Form 10-Q for the three months ending September 30, 2022.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 14, 2022

CODEXIS, INC.

By:	/s/ Ross Taylor
Name:	Ross Taylor
Title:	Senior Vice President and Chief Financial Officer